Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 143 to the Registration Statement (Form N-1A, No. 002-21789) of our report dated May 25, 2016 on the financial statements and financial highlights of Deutsche Real Assets Fund (one of the funds of Deutsche Market Trust), included in the Fund’s Annual Report for the fiscal year ended March 31, 2016, and our reports dated October 25, 2016 on the financial statements and financial highlights of Deutsche Select Alternative Allocation Fund (one of the series of Deutsche Market Trust), included in each Fund’s Annual Report for the fiscal year ended August 31, 2016.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

March 10, 2017